WEXFORDSM

 Wexford Capital LLC

Wexford Plaza
411 West Putnam Avenue
Greenwich, CT 06830
www.wexford.com
(203) 862-7000

Direct Dial: 862-7012
Direct Fax: 862-7312
aamron@wexford.com

July 29, 2008

D. Frank Harrison – Chairman, CEO & President
Mike Liddell – Director
David L. Houston – Director
William R. Snipes – Director
Gary C. Hill – Director

Bronco Drilling Company
16217 N. May Avenue
Edmond, OK  73013

Gentlemen:

We are writing regarding the proposed merger (the “Merger”) between Bronco Drilling Company (“Bronco” or the “Company”) and Allis-Chalmers Energy, Inc. (“ALY”).  As reflected on the Form 13D we filed on July 25, 2008, investment funds affiliated with Wexford Capital LLC (collectively, “Wexford”) hold approximately 12.85% of the issued and outstanding shares of common stock of the Company.

We have extensive familiarity with the Company, its management team, assets and operations.  Wexford founded Bronco, oversaw the Company’s growth and development, and took it public in 2005.  We also have extensive expertise in the energy industry generally and the drill rig sector specifically.  As a substantial, knowledgeable Bronco shareholder, we have analyzed the proposed Merger and believe that it is not in the best interests of Bronco or its shareholders.  As a result, we intend to vote against the Merger at the upcoming shareholder meeting.

Our view that the Merger is not in the best interests of Bronco and its shareholders is based on numerous facts, including the following:

•	We believe the Merger significantly undervalues Bronco. In our view Bronco should be worth $25-30/share, a substantial premium to the approximately $17/share value offered in the Merger.

1

•
The land rig industry has changed markedly since the ALY transaction was announced.  The ALY Merger was negotiated at a time when land rig market conditions were not as strong, and the Merger fails to recognize the value to Bronco of current market conditions.

•
Since the Merger was announced, Bronco has not given earnings guidance and analysts have fallen behind on earnings and EBITDA estimates.  We expect 2009 EBITDA to approach $150 million, substantially above the consensus estimate of approximately $110 million.  The Merger does not reflect this greater value.

•
Since the announcement of the ALY transaction, Bronco has significantly underperformed its peers.  We believe that this underperformance is not the result of Bronco’s business or operations, but rather of the low value offered in the ALY proposal.

•
In our view the Schlumberger / Saxon Energy Services transaction provides a good market comparable for an acquisition of Bronco.  That transaction valued Saxon at an implied 7x EBITDA multiple.  By contrast the ALY transaction values Bronco at only a 3.5x multiple based on Wexford’s view of 2009 earnings or a multiple of 4.7x based on the consensus estimates.

Enclosed is a more detailed presentation of our analysis of the proposed Merger and explanation for our view that the ALY transaction is not in the best interests of Bronco and its shareholders.

We are not opposed to a sale or merger transaction involving Bronco.  However, we are opposed to the proposed ALY Merger because we believe it significantly undervalues Bronco.  We urge the members of the board of directors, as fiduciaries for the Bronco shareholders to reexamine the ALY transaction in light of current market and industry conditions and to change your recommendation to a recommendation that shareholders vote against the Merger.

If you have questions regarding our analysis, we would be pleased to discuss it with you.

Sincerely,

Arthur H. Amron
Partner & General Counsel

2

WEXFORD℠
Wexford Capital LLC
Independent Thinking • Opportunistic Investing℠

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Basis for interest
❒ We founded Bronco in 2001 and understand the underlying values in the land drilling business
❒ Industry Dynamics - The land rig industry has changed markedly since Allis Chalmers originally announced its intentions to acquire Bronco Drilling. The U.S. rig count has increased 10% to
 1950 rigs and utilization is breaching 80% (a pivotal point where pricing power begins)
❒ Orphaned Stock - Since the deal announcement Bronco’s management team has not been able to give guidance and analysts have fallen behind on earnings and EBITDA estimates. We believe 2009 EBITDA should approach $150 million; consensus estimates are $110 million
❒ Valuation - We believe Bronco should be worth $25-$30 per share, which is substantially more than the June 2, 2008 revised offer from Allis-Chalmers of ~$17 per share

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Wexford’s History with Bronco Drilling
❒ June 2001 - Wexford created Bronco Drilling
❒ August 2003 - Wexford and Bronco acquired 14 partially refurbished drilling rigs in
 Oklahoma City
❒ August 2005 - Wexford completed the IPO of Bronco (BRNC) at a price of $17.00 per share
❒ September 2006 - Bronco announced 2 major acquisitions, purchasing 25 rigs and related equipment
❒ 2006 and 2007 - Wexford exited its Bronco position in open market sales

180
170
160
150
140
130
120
110
100
90
80
Jan-08
Jan-08
Jan-08
Feb-08
Feb-08
Mar-08
Mar-08
Apr-08
Apr-08
May-08
May-08
Jun-08
Jun-08
Jul-08
Jul-08
BRNC
GW
PTEN
PDC

WEXFORD
Wexford Capital LLC
Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
BRNC +11%
GW +57%
PTEN + 35%
PDC +31%
❒ Fleet wide land-rig utilization is approaching 80%; a pivotal point for pricing leverage
❒ The peer group has materially outperformed BRNC since the deal announcement
Source: Bloomberg
Why the ALY/BRNC Deal Not Make Sense

Jan 2008-Present	2008 EBITDA Estimates
Bronco Drilling	- 4%
Patterson Energy	+8%
Grey Wolf	+18%
Unit Drilling	+19%
Avg ex BRNC	**15%**

Jan 2008-Present	2009 EBITDA Estimates
Bronco Drilling	- 5%
Patterson Energy	+14%
Grey Wolf	+6%
Unit Drilling	+9%
Avg ex BRNC	**10%**

WEXFORD
Wexford Capital LLC
Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Source: Starmine Professional
Land Drillers Earnings Estimates Since Jan 2008
❒ Clearly analysts have not been as
 focused on BRNC as EBITDA
 estimates have not kept pace with
 other drillers despite a booming
 market
❒ Street is not factoring the potential
 of BRNC rigs coming out of
 inventory

Rig Count
2000
1900
1800
1700
1600
1500
1400
1300
Week 1 2006
Week 1 2007
Week 1 2008

WEXFORD
Wexford Capital LLC
Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Source: Baker Hughes International
Industry Dynamics (Don’t Ask us, Ask the Competition)
❒ “Utilization fleet-wide rose above 80% in
 June (08’). As a rule of thumb rig pricing
 increases as fleet wide utilization passes
 80% in a rising market”
 Source: The Land Rig Newsletter (June 2008)
❒ “The board will now continue to consider
 other alternatives to enhance shareholder
 value and it will do so in an environment
 of strong commodity prices, a related
 strengthening in the onshore U.S. lower 48
 drilling market and the potential inherent
 in Grey Wolf’s asset base”
 Source: Grey Wolf, Inc response to shareholder vote
 rejecting a proposed deal w/ Basic Energy July 15, 2008

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Industry Dynamics (Don’t Ask us, Ask the Competition)
❒ “Looking ahead, we anticipate continued increases on our rig count throughout the balance of the year with average rates up modestly in the third quarter, that balance I discussed earlier, and much more significantly in the fourth quarter, and frankly beyond”
 Source: Nabors Industries Q2 Conference Call July 23, 2008
❒ “These shale plays are really increasingly significant, both in terms of the attractiveness of the plays, the need for quality rigs, and ultimately the production of gas in the country”
 Source: Nabors Industries Q2 Conference Call July 23, 2008
❒ “The legacy rigs, which had been contracted at pretty high prices at the peak in 2006 are coming off contract and coming at lower rates. The rates however are higher than we had projected…in addition, we took stacked rigs and put them to work. When you add all that together, the good stuff overcame the bad stuff, namely the high price rigs rolling off and in the future, you'll get better, and in the fourth quarter materially better, and beyond that, even better”
 Source: Nabors Industries Q2 Conference Call July 23, 2008

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
SLB / Saxon Energy Transaction at Much Higher Value
❒ Schlumberger / Saxon Energy Services
 ● April 21, 2008 - SLB and First Reserve agree to acquire Saxon for C$7 per share or C$720 million
 ● Saxon owns 43 land rigs;
 ○ Consensus estimates have Saxon earning $95 million in EBITDA during 2009
 ○ The proposed merger agreement values Saxon Energy at C$720 million implying
  7.0x EV/EBITDA
 ● Wexford believes Bronco should generate about $150 million in EBITDA during 2009
 ○  The proposed merger agreement with Allis Chalmers values Bronco Drilling at
  $520 million implying 3.0x EV/EBITDA

Price	EPS 2009	*EBITDA 2009	P/E 2009	**EV/EBITDA 2009
Saxon Energy	$6.91	$0.52	$98	13.3x	7.3x
Bronco Drilling	$17.28	$2.48	$148	7.0x	3.0x

* Adjusted EBITDA for Bronco Excludes Challenger Contribution

** Adjusted Enterprise Value Excludes Challenger Book Value of $82.6mm
Book Value of Challenger is found in Q1-08 press release
Investments $76.8mm
Note Receivable $5.8mm

		Bronco Driling	
Horsepower Breakdown	**Saxon**	**As Is**	**Inventory**
<800	26	11	0
800-1000	9.5	23	0
1001-1200	0	3	5
1201-1500	5	6	3
1501-2000	1.5	2	3
>2000	1	0	0
Total Rigs	**43**	**45**	**11**

WEXFORD
Wexford Capital LLC
Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Source: Wexford Capital LLC Estimates, IBES Estimates
❒ BRNC is trading at more than a 50%
 discount to Saxon Energy based on
 EV/EBITDA
BRNC compared to SLB / Saxon Energy Transaction
❒ We would argue that Bronco should
 trade at an absolute premium to Saxon
 given its superior equipment.
❒ Bronco currently has 11 rigs in the “sweet
 spot” of drilling (1,000-2,000 HP), with a
 further 11 “sweet spot” rigs held in
 inventory

Net Asset Value	2009 EBITDA	Multiple	Enterprise Value
Land Drilling Segment	$132	5	$662
Workover Segment	$15	4	$60
		Plus: Challenger	$82
		Less: Refurbish Capex	$45
		Enterprise Value	$759
		Net Debt	$68
		Equity Value	$691
		Shares Outstanding	26.3
		Value per Share	$26.28

Challenger:
Includes $76 mm as reported on March 31, 2008 10-Q Balance Sheet
Includes $6 mm as Note Receivable on Challenger deal
Refurbish Capex:
We assume 5 rigs will be reactivated during 2009 at a cost of $9mm per rig

Net Asset Value	2009 EBITDA	Multiple	Enterprise Value
Land Drilling Segment	$132	6	$795
Workover Segment	$15	5	$75
		Plus: Challenger	$82
		Less: Refurbish Capex	$45
		Enterprise Value	$907
		Net Debt	$68
		Equity Value	$839
		Shares Outstanding	26.3
		Value per Share	$31.89

WEXFORD
Wexford Capital LLC
Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Source: Wexford Capital LLC Estimates
Bronco NAV analysis
❒ It’s not hard for us to get $25-$30 per share in value using a basic NAV approach

*BRNC	SES CN	GW	PDC	PTEN	HP		
Financial and Valuation Metrics								
Stock Price	$17.28	$6.91	$8.89	$16.55	$29.35	$58.30		
Shares Outstanding	26.3	92.2	219.3	50.2	155.1	106.1		
Market Capitalization	$454	$628	$1,950	$831	$4,551	$6,185		
Less Cash	3.0	11.6	286.6	76.7	50.3	90.7		
*Less Challenger	82.6	NA	NA	NA	NA	NA		
Plus Debt	71.4	88.3	0.0	303.0	0.0	480.0		
Enterprise Value	$440	$704	$1,663	$1,057	$4,501	$6,574		
2009							**Implied BRNC Price**	
EPS	$2.48	$0.52	$0.76	$1.50	$2.54	$4.98	**$29.37**	
P/E	7.0x	13.4x	11.6x	11.0x	11.6x	11.7x	11.9x	Average multiple ex BRNC
EBITDA	148	95	364	229	921	1,077	**$30.43**	
TMV/EBITDA	3.0x	7.4x	4.6x	4.6x	4.9x	6.1x	5.5x	Average multiple ex BRNC

* Enterprise Value and EBITDA excludes Challenger Joimt Venture

WEXFORD
Wexford Capital LLC
Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
❒ Based on Avg Group multiples of P/E and EBITDA we believe BRNC should trade at $30 per share
❒ We derive EPS of $2.48 in 2009 vs. street estimates of $1.66
❒ We derive EBITDA of $150mm in 2009 vs. street estimates of $110mm
Source: Bronco Estimates are generated from Wexford Capital LLC; The “group” estimates are IBES
BRNC Comparables Analysis - Multiples

Consolidated	**2009**
Drilling Revenue	$361,350
Well Servicing Revenue	$43,659
Total Revenue	$405,009
Drilling Costs	$207,309
Well Servicing Costs	$26,195
Total Costs	$233,505
Gross Profit	$171,504
SG&A	$23,940
EBITDA	$147,564
DD&A	$47,700
EBIT	$99,864
Interest Income	$2,500
Challenger	$6,000
Interest Expense	-$5,000
EBT	$103,364
Taxes	$38,245
Net Income	$65,119
EPS	$2.48

On November 15,2007 Bronco estimated that Challenger would contribute $0.20-$0.22 per share on a full year basis

WEXFORD
Wexford Capital LLC
Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Source: Wexford Capital LLC Estimates
Bronco Drilling Overview
❒ Three Segments
 ● Land Rigs
 ○ 45 Marketed Rigs
 ○ 11 Rigs held in Inventory
 ● Workover Rigs
 ○ 54 Market Rigs
 ○ 5 Rigs held in Inventory
 ● Challenger JV
 ○ 33 Rigs operating in Libya
 –10 Land Rigs
 –14 Water Well Rigs
 –9 Workover Rigs

2009
Drilling	
Marketed Drilling Rigs	50
Working Drilling Rigs	45.0
Available Days	18,250
Revenue Days	16,425
Full Utilization	18,250
Utilization	90%
Reported Dayrate	$20,000
Variance (Misc revenues)	$2,000
Avg Dayrate All-in	$22,000
Avg Operating Costs	$12,622
Cash Margins per day	$9,378
Drilling Revenues ($mm)	$361,350
Drilling Costs ($mm)	$207,309
Drilling Gross Profit ($mm)	$154,041
Company-wide SG&A	$23,940
Drilling SG&A	$21,546
Drilling EBITDA	$132,495

WEXFORD Wexford Capital LLC Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
❒ We believe 5 inventoried
 rigs will be available at the
 beginning of 2009 at a cost
 of $9mm per rig
❒ We believe dayrates will
 average $20,000 in 2009 as
 larger rigs contribute to mix
❒ We assume cash margins
 will expand $1,000 per day
 in 2009
❒ We derive segment EBITDA
 of $132mm
Source: Wexford Capital LLC Estimates
Bronco Land Rig Segment

Workovers	**2009**
Marketed Workover Rigs	59
Working Workover Rigs	45
Working Days	252
Hours per day per rig	10
Utilization	83%
Rig Hours	113,400
Hourly Rate	$385
Well Servicing Revenues ($mm)	$43,659
Well Servicing Operating Costs ($mm)	$26,195
Gross Profit ($mm)	$17,464
Gross Margin %	40%
Workover SG&A	$2,394
Workover EBITDA	$15,070

WEXFORD
Wexford Capital LLC
Independent Thinking • Opportunistic Investing

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Source: Wexford Capital LLC Estimates
❒ We assume the workover
 segment adds 5 rigs in
 2009
❒ We conservatively
 model utilization is
 expected to stay
 relatively flat at 83%
❒ We conservatively
 model pricing staying
 flat
❒ We derive segment
 EBITDA of $15mm
Bronco Workover Rig Segment

Tuesday, July 29, 2008

Why Wexford is Voting Against the Bronco/Allis Chalmers Merger
Please read the important notes attached hereto
Notes
❒ Except as described below, all information about Bronco Drilling Company, Inc. (“Bronco” or the “Company”) is
 based upon the Company’s public filings and/or upon information obtained from publicly available third party sources and through independent market research (collectively, “Third Party Information”). Wexford has not made any independent verification of any such information. In addition, certain information contained herein, including projections, has been calculated by Wexford as result of or based upon its analysis of the Third Party Information. All statements, information and projections contained herein are presented as of the date hereof and are subject to change without notice.
❒ Wexford makes no guarantee as to the accuracy or reliability of any information included herein and has no liability based upon the use of such information. Wexford makes no representation that the information contained herein includes all material facts or does not omit a material fact necessary to make the statements therein not misleading.
 All readers of any portion of information contained herein should not view such information as legal, tax, accounting or investment advice. Past performance is never indicative of future results and readers should perform their own due diligence, including consulting with a licensed, qualified investment professional or analyst, before making any investment or share voting decision. This document is not a solicitation to purchase, hold, dispose of, or vote shares, warrants, options or other securities of Bronco.
❒ Forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are statements regarding expectations and projections. All statements that do not concern historical facts are forward-looking statements. Any statement that expresses or involves a prediction, expectation, belief, plan, projection, objective, goal, assumption or future events or performance is a forward looking statement. Forward looking statements may be identified through the use of words such as "expects", "will", "anticipates", "estimates", "believes", or that by statements indicating certain actions "may", "could", “should” or "might" occur, this by no means is a complete list of words used in respect to forward looking statements. Forward looking statements are inherently uncertain, and actual results may differ, and may differ materially, from the expectations expressed in forward looking statements. Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Any such statement involves risks, uncertainties, changes, conditions, and unforeseen acts, which may materially and adversely alter those expectations.